Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Zscaler, Inc. of our report dated September 18, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Zscaler, Inc.’s Annual Report on Form 10-K for the year ended July 31, 2019.

/s/ PricewaterhouseCoopers LLP

San Jose, California
September 18, 2019